Exhibit 99.1

NEWS RELEASE

DAWSON GEOPHYSICAL AND TGC INDUSTRIES
ANNOUNCE FILING OF DEFINITIVE PROXY MATERIALS
AND COMMENCEMENT OF MAILING DEFINITIVE PROXY
MATERIALS TO THEIR RESPECTIVE SHAREHOLDERS

SPECIAL MEETINGS OF DAWSON AND TGC SHAREHOLDERS SET FOR FEBRUARY 9, 2015

MIDLAND, Texas, January 5, 2015/PR Newswire/ — Dawson Geophysical Company (Dawson) (NASDAQ: DWSN) and TGC Industries, Inc. (TGC) (NASDAQ: TGE) today announced that TGC has filed a definitive joint proxy statement/prospectus with the Securities and Exchange Commission (SEC), and that Dawson and TGC have commenced mailing of definitive proxy materials in connection with the proposed strategic business combination between Dawson and TGC.

In connection with the proposed merger, Dawson and TGC will each hold special meetings of their respective shareholders on Monday, February 9, 2015.  The special meeting of Dawson shareholders will be held at 3:00 p.m. central time at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 1100, Dallas, Texas and the special meeting of TGC’s shareholders will be held at 2:00 p.m. central time at the offices of Haynes and Boone, LLP at 2323 Victory Avenue, Suite 700, Dallas, Texas.  Shareholders of record as of the close of business on December 29, 2014, will be entitled to vote at the special meetings.

Stephen Jumper, President and Chief Executive Officer of Dawson, said: “We believe the strategic business combination of these two companies, with over 100 years of existence in the seismic data acquisition industry between them, is in the best interest of the combined shareholders, clients and employees. The combined company puts together two management teams, each with a history of navigating the cyclical nature of the industry, maintaining a strong, conservative balance sheet, and having industry leading technology and talented expertise in various areas of operation.”

Wayne Whitener, President and Chief Executive Officer of TGC, said: “We are delighted to have cleared all remaining regulatory requirements. We look forward to the upcoming shareholder vote and to join forces with the Dawson Geophysical team. The combination of our shared technical, operational and international expertise should provide us with the ability to better face the current challenges of lower energy prices and reduced capital spending by the majority of our customers.”

The board of directors of each of Dawson and TGC approved the merger agreement and each recommends that their respective shareholders vote “FOR” the proposals to be voted on at the special meetings.  Shareholders are encouraged to read the definitive proxy materials in their entirety as they provide a detailed discussion of the proposed transaction and each of the related proposals.

Dawson shareholders who have questions about the merger, or who need assistance in submitting their proxy or voting their shares, should contact the proxy solicitor, Morrow & Co., LLC, at (800)-662-5200 (banks and brokers call collect: (203) 658-9400).

TGC shareholders who have questions about the merger, or who need assistance in submitting their proxy or voting their shares, should contact the proxy solicitor, D.F. King & Co., Inc. at (877) 283-0322 (banks and brokers call collect: (212) 269-5550).

About Dawson Geophysical

Dawson Geophysical Company is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

About TGC Industries

TGC Industries, Inc., based in Plano, Texas, is a provider of seismic data acquisition services with operations throughout the continental United States and Canada.  TGC has branch offices in Houston, Midland, Oklahoma City and Calgary.

Important Information For Investors and Shareholders

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

The transactions contemplated by the merger agreement, including, with respect to Dawson, the proposed merger and, with respect to TGC, the proposed issuance of TGC common stock in the merger and an amendment to TGC’s certificate of formation, will, as applicable, be submitted to the shareholders of Dawson and TGC for their consideration. In connection with the proposed merger, TGC filed with the SEC a registration statement on Form S-4 that includes a definitive joint proxy statement that also constitutes a prospectus of TGC.  The registration statement was declared effective by the SEC on December 31, 2014, and the definitive joint proxy statement/prospectus was mailed to Dawson and TGC shareholders on or about December 31, 2014 in connection with the proposed merger.

INVESTORS AND SECURITY HOLDERS OF DAWSON AND TGC ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders may currently obtain free copies of the definitive joint proxy statement/prospectus and other documents containing important information about Dawson and TGC filed with the SEC, through the website maintained by the SEC at www.sec.gov. Dawson and TGC make available free of charge at www.dawson3d.com and

www.tgcseismic.com, respectively (in their “Investor Relations” sections), copies of materials they file with, or furnish to, the SEC, and investors and shareholders may contact Dawson at (432) 684-3000 or TGC at (972) 881-1099 or c/o Dennard-Lascar Associates at (713) 529-6600 to receive copies of documents that each company files with or furnishes to the SEC.

Participants in the Proxy Solicitation

Dawson, TGC, and certain of their respective directors and officers may be deemed to be participants in the solicitation of proxies from the shareholders of Dawson and TGC in connection with the proposed transaction. Information about the directors and officers of Dawson is set forth in Dawson’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which was filed with the SEC on December 15, 2014. Information about the directors and officers of TGC is set forth in the definitive joint proxy statement/prospectus. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive joint proxy statement/prospectus and may be contained in other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson and TGC caution that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect Dawson’s and TGC’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the possibility that the proposed transaction does not close when expected or at all because required shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the risk that the benefits from the proposed transaction may not be fully realized or may take longer to realize than expected; the ability to promptly and effectively integrate the businesses of Dawson and TGC; the reaction of the companies’ customers, employees and counterparties to the transaction; diversion of management time on transaction-related issues; the volatility of oil and natural gas prices; dependence upon energy industry spending; industry competition; reduced utilization; delays, reductions or cancellations of service contracts; high fixed costs of operations and high capital requirements; external factors affecting Dawson’s or TGC’s crews such as weather interruptions and inability to obtain land access rights of way; whether either company enters into turnkey or dayrate contracts; crew productivity; the limited number of clients; credit risk related to clients; and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties with respect to Dawson is set forth in Dawson’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and with respect to TGC, is set forth in the registration statement on Form S-4 filed by TGC on November 6, 2014, as amended. TGC and Dawson disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Dawson Contact	TGC Contact
Dawson Geophysical Company	TGC Industries, Inc.
Stephen C. Jumper, President & CEO	Wayne Whitener, President & CEO
Christina W. Hagan, CFO	(972) 881-1099
(800) 332-9766
www.dawson3d.com

Company Contact	Company Contact
Edge Consulting, Inc.	Dennard-Lascar Associates
Anthony D. Andora	Jack Lascar
(720) 317-8927	(713) 529-6600